Exhibit 99.77(Q)(1)

PEAR TREE ADVISORS, INC.

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (this “Agreement”) dated as of February 15, 2018, between PEAR TREE ADVISORS, INC., a Delaware corporation (the “Manager”), and CHARTWELL INVESTMENT PARTNERS, LLC, a Pennsylvania limited liability company (the “Sub-Adviser”).

Witnesseth:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUB-ADVISER.

(a)       Subject always to the control of the trustees (the “Trustees”) of Pear Tree Funds, a Massachusetts business trust (the “Trust”), and the Manager, the Sub-Adviser, at its expense, will implement the investment program for Pear Tree Quality Fund (the “Fund”), a separate series of the Trust, furnished to the Sub-Adviser by the Manager as follows.

(1)                The Manager shall designate for the Fund at least one registered open-end management investment company, as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”), as a target portfolio (the “Target Portfolio”) and promptly notify the Sub-Adviser of such designation. The Manager may, at any time change the Target Portfolio or designate one or more additional Target Portfolios, provided that (i) the Manager notifies the Sub-Adviser at least 30 days prior to the effective date of such change or designation and (ii) within five (5) business days of receiving such notification, the Adviser does not unreasonably object to the change or designation of such Target Portfolio. If the Manager identifies more than one Target Portfolio, the Manager also shall specify a range of percentages of the Fund’s “Net Assets” holdings that are to reflect the portfolio holdings of each Target Portfolio. For the purpose of this Agreement, Net Assets of the Fund means the aggregate value of all of the assets of the Fund less the aggregate value of all of the liabilities of the Fund, and business day means any day that the Fund is open for regular business.

(2)                The Manager will be responsible for designating what portion of the assets of the Fund shall be held in securities (the “Securities Portion”) and what portion, if any, of the assets of the Fund shall be held in cash or short-term investments, including money market funds (the “Cash Portion”). Under normal circumstances, the Manager may alter such proportions upon three (3) business days written notice to the Sub-Adviser. The advance notice requirement is waived under extraordinary circumstances such as when the Manager directs the Sub-Adviser to take a temporary defensive strategy or for liquidity purposes.

(3)                In order to manage the Securities Portion, the Manager will provide to Sub-Adviser the portfolio holdings of the Target Portfolio, other than that portion of the Target Portfolio that is designated as cash or “short-term investments,” as reflected in the Target Portfolio’s most recent Certified Shareholders’ Report on Form N-CSR or Quarterly Schedule of Portfolio Holdings on Form N-Q, as the case may be, or in the Target Portfolio’s Monthly Schedule of Portfolio Investments on Form N-Port that are made publicly available. The Sub-Adviser has one (1) business day following the receipt of the portfolio holdings of the Target Portfolio from the Manager to notify the Manager if it believes that it cannot fulfill its obligations under this subsection 1(a)(3), and then no later than five (5) business days after receipt of the portfolio holdings of the Target Portfolio from the Manager, or as soon as practical thereafter, must purchase and/or sell portfolio securities of the Fund such that at the conclusion of such five-day period or as soon as practical thereafter, the Fund shall hold substantially the same issues as the Target Portfolio and in substantially the same percentages of net assets as the Target Portfolio, determined without regard to holdings of cash and short-term investments.

(4)                The Sub-Adviser shall manage the Cash Portion in a manner that is consistent with the Fund’s registration statement as in effect at such time, the 1940 Act, and the direction of the Manager pursuant to subsection 1(a)(2) above.

(5)                In the performance of its duties, the Sub-Adviser will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as amended, and the stated investment objectives, policies and restrictions of the Fund as set forth in the then current Prospectus and/or Statement of Additional Information of the Trust and with other written policies which the Trustees or the Manager may from time-to-time determine and of which the Sub-Adviser has received notice. In addition, the Sub-Adviser shall (i) comply in all material respects with all provisions of applicable law governing its duties and responsibilities hereunder, including, without limitation, the 1940 Act, and the Rules and Regulations thereunder; the Investment Advisers Act of 1940, and the Rules and Regulations thereunder; the Internal Revenue Code of 1986, as amended (the “Code”), relating to regulated investment companies and all Rules and Regulations thereunder; the Insider Trading and Securities Fraud Enforcement Act of 1988; and such other laws as may be applicable to its activities as Sub-Adviser to the Fund and (ii) use its best efforts in carrying out its duties hereunder so that the Fund will qualify, and continue to qualify, as a regulated investment company under subchapter M of the Code and regulations issued thereunder. The Sub-Adviser shall make its officers and employees available to the Manager or Trustees from time-to-time at reasonable times to review investment policies of the Fund and to consult with the Manager or Trustees regarding the investment affairs of the Fund.

(6)                The Manager understands and agrees that the Sub-Adviser will be acting completely at the direction of the Manager with respect to choosing investments for the Securities Portion of the Fund. As such, the Sub-Adviser will have no duty to make any investments for the Securities Portion of the Fund other than as directed by the Manager. The Manager further understands and agrees that the Sub-Adviser will be acting completely at the direction of the Manager with respect to the amount of cash or short-term investments, including money market funds with respect to the Cash Portion of the Fund.

(7)                Notwithstanding any of the foregoing provisions of this Section 1(a), from the inception of this Agreement until April 1, 2081, the Sub-Adviser only will be responsible for providing advice to the Manager and the current investment sub-adviser to the Manager with respect to the Fund relating to transitioning the management of the Fund’s assets and liabilities to the Manager and the Sub-Adviser.

(b)       The Sub-Adviser, at its expense, will (1) furnish all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder, (2) keep records relating to the purchase, sale or current status of portfolio securities, (3) provide clerical personnel and equipment necessary for the efficient rendering of investment advice to the Fund, (4) furnish to the Manager such reports and records regarding the Fund and the Sub-Adviser as the Manager or Trustees shall from time-to-time request, and, (5) upon reasonable notice, review written references to the Sub-Adviser, or its methodology, whether in a Prospectus, Statement of Additional Information, sales material or otherwise. The Sub-Adviser shall have no obligation with respect to the determination of the Fund‘s net asset value, except to provide the Trust‘s custodian with information as to the securities held in the Fund‘s portfolio. The Sub-Adviser shall not be obligated to provide shareholder accounting services.

(c)       The Sub-Adviser shall place all orders for the purchase and sale of portfolio investments for the Fund‘s account with brokers or dealers selected by the Sub-Adviser. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund‘s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, if any, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such written policies as the Trustees or the Manager may determine, and of which the Sub-Adviser has received notice and which the Sub-Adviser has accepted in writing, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser and/or the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser‘s and/or Manager’s overall responsibilities with respect to the Trust and to other clients as to which the Sub-Adviser and/or Manager or persons controlled by or under common control with the Sub-Adviser and/or Manager exercise investment discretion. The Sub-Adviser agrees that in connection with purchase or sales of portfolio instruments for the Fund‘s account, neither the Sub-Adviser nor any officer, director, employee or agent of the Sub-Adviser shall act as principal or receive any commission other than as provided in Section 3.

(d)       The assets of the Fund shall be held by the Trust‘s custodian in an account which the Trust has directed the Custodian to open. The Sub-Adviser shall at no time have custody or physical control of any of the assets of the Fund. The Manager shall cause such custodian to provide the Sub-Adviser with such information and reports concerning the Fund or its assets as the Sub-Adviser may from time to time reasonably request and to accept instructions from the Sub-Adviser with respect to such assets and transactions by the Fund in the performance of the Sub-Adviser‘s duties hereunder. The Sub-Adviser shall have no liability or obligation to pay the cost of such custodian or any of its services.

(e)       Advice rendered to the Fund shall be confidential and may not be used by any shareholder, Trustee, officer, director, employee or agent of the Trust or of the Manager or by the sub-adviser of any other fund of the Trust. Non-public information provided to the Manager on a confidential basis regarding the methodology of the Sub-Adviser shall not be made publicly available by the Manager, except that such information may be disclosed to the Trustees and may be disclosed to the extent necessary to comply with the federal and state securities laws and, after notice to the Sub-Adviser, upon order of any court or administrative agency or self regulatory organization of which the Manager or its affiliates are members.

(f)       The Sub-Adviser shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Sub-Adviser pursuant to this Section 1.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Trust. It is also understood that the Sub-Adviser and persons controlled by or under common control with the Sub-Adviser have and may have advisory, management, service or other contracts with other organizations (including other investment companies and other managed accounts) and persons, and may have other interests and businesses.

Nothing in this Agreement shall prohibit the Sub-Adviser or any of its affiliates from providing any services for any other person or entity or limit the services which the Sub-Adviser or any such affiliate can provide to any person or entity. The Manager understands and agrees that the Sub-Adviser and its affiliates perform investment advisory and investment management services for various clients other than the Manager and the Trust. The Manager agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of duties with respect to any other client which may differ from advice given, or the timing or nature of action taken, with respect to the Fund. Nothing in this Agreement shall be deemed to impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale for the Fund any security or other property which the Sub-Adviser or any of its affiliates may purchase or sell for its own account or for the account of any other client, so long as it continues to be the policy and practice of the Sub-Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities, so that to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

3.	COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER.

The Fund, as directed by the Manager will pay to the Sub-Adviser from the fees payable to the Sub-Adviser under the Amended and Restated Management Agreement, dated May 1, 2008, as amended, between the Sub-Adviser and the Trust, as compensation for the Sub-Adviser‘s services rendered and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee, computed and paid monthly at the annual rate of 0.10% of the first $100 million, 0.08% of the next $150 million and 0.06% of amounts in excess of $250 million of average daily Net Assets, with an annual minimum of $100,000. Such average daily Net Assets of the Fund shall be determined by taking an average of all the determinations of such Net Assets during such month at the close of business on each business day, and for non-business days, the net asset value determined on the previous business day, during such month while this Agreement is in effect. Such fee shall be payable for each month within 30 days after the end of each month, beginning with the first full month of this Agreement.

4.	ASSIGNMENT; AMENDMENTS.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the Management Contract between the Trust and the Manager is terminated generally, or with respect to the Fund; and this Agreement shall not be amended unless (i) such amendment is approved at a meeting by an affirmative vote of a majority of the outstanding shares of the Fund, and (ii) by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Sub-Adviser. Notwithstanding the foregoing, shareholder approval will not be required for amendments to this Agreement if the Fund obtains an exemptive order from the Securities and Exchange Commission permitting amendments to this Agreement without shareholder approval.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective on April 2, 2018 or such other time as shall be agreed upon by the Manager and the Sub-Adviser, and shall remain in full force and effect as to the Fund continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a)       The Trust or the Manager may at any time terminate this Agreement as to the Fund by not more than sixty days‘ or less than thirty days‘ written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser, or

(b)       The Sub-Adviser may at any time terminate this Agreement as to the Fund by not less than one hundred fifty days‘ written notice delivered or mailed by registered mail, postage prepaid, to the Manager, or

(c)       If (i) the Trustees of the Trust, or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate as to the Fund at the close of business on the second anniversary of the effective date hereof or the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the Rules and Regulations thereunder.

Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Trust or the Fund, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Trust or the Fund, as the case may be, entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Trust or the Fund, as the case may be, entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person”, “control”, “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission (“SEC”) under said Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act and the Rules and Regulations thereunder; and the term “brokerage and research services” shall have the meaning given by the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

7.	NON-LIABILITY OF SUB-ADVISER.

Notwithstanding any other agreement to the contrary, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, its partners, officers, directors, employees or agents or reckless disregard of the Sub-Adviser‘s obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Trust or to the Manager, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder, unless the Sub-Adviser is claiming indemnity from any of them in connection herewith, but then only to the extent of the indemnity obtained. The Manager agrees that in the Sub-Adviser’s performance of services under this Agreement, the Sub-Adviser shall not be liable for any error in judgment in connection with any investment decision made by the Manager or any failure by the Sub-Adviser to execute a trade directed by the Manager if the execution of such trade constitutes a violation of federal or state law, rule or regulation or a breach of any fiduciary or confidential relationship. Nothing contained in this Section 7 or anywhere else in this Agreement shall constitute a waiver or limitation of any rights that the Manager and the Fund may have under the federal securities laws or other applicable federal or state laws.

8.	VOTING OF SECURITIES.

The Sub-Adviser shall have the power to vote, either in person or by proxy, all securities in which assets of the Fund may be invested from time to time and shall not be required to seek or take instructions from the Manager or the Trustees of the Trust, or to take any action, with respect thereto.

9.	REPRESENTATIONS AND COVENANTS OF THE MANAGER.

(a)       The Manager represents that the terms of this Agreement do not violate any obligation by which it is bound, whether arising by contract, operation of law or otherwise, and that it has the power, capacity and authority to enter into this Agreement and to perform in accordance herewith. In addition, the Manager represents, warrants and covenants to the Sub-Adviser that it has the power, capacity and authority to commit the Trust to this Agreement; that a true and complete copy of the Agreement and Declaration of Trust and By-Laws of the Trust and the stated objectives, policies and restrictions of the Fund have been delivered to the Sub-Adviser; and that true and complete copies of every amendment thereto will be delivered to the Sub-Adviser as promptly as practicable after the adoption thereof. The Manager agrees that notwithstanding any other provision of this Agreement to the contrary, the Sub-Adviser will not be bound by any such amendment until the Sub-Adviser has received a copy thereof and has had a reasonable opportunity to review it. The Manager will provide to the Sub-Adviser disclosures required to be made by the Manager to the Fund’s investors noting the change in strategy of the Fund.

(b)       The Manager shall indemnify and hold harmless the Sub-Adviser, its partners, officers, employees and agents and each person, if any, who controls the Sub-Adviser within the meaning of any applicable law (each individually an “Indemnified Party”) from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees and other expenses of an Indemnified Party‘s counsel, other than attorneys’ fees and costs in relation to the preparation of this Agreement; each party bearing responsibility for its own such costs and fees), joint or several, (other than liabilities, losses, expenses, attorneys’ fees and costs or damages arising from the failure of the Sub-Adviser to perform its responsibilities hereunder or claims arising from its acts or failure to act in performing this Agreement) to which the Sub-Adviser or any other Indemnified Party may become subject under any federal or state law arising from the Manager’s (or its respective agents and employees) failure to perform its duties and assume its obligations hereunder or as a result of any failure of the Manager or, if caused by any failure of the Manager, of the Trust or the Fund, to disclose a material fact, or any omission by the Manager, or, if caused by any failure of the Manager, of the Trust or the Fund, to disclose a material fact, in any document relating to the Trust or the Fund, except any failure or omission caused solely by (i) the incorporation in any such document of information relating to the Sub-Adviser which is furnished to the Manager in writing by or with the consent of the Sub-Adviser expressly for inclusion in such document or (ii) a breach, of which the Manager was not aware, by the Sub-Adviser of its duties hereunder. With respect to any claim for which an Indemnified Party is entitled to indemnity hereunder, the Manager shall assume the reasonable expenses and costs (including any reasonable attorneys’ fees and costs) of the Indemnified Party or investigating and/or defending any claim asserted or threatened by any party, subject always to the Manager first receiving a written undertaking from the Indemnified Party to repay any amounts paid on its behalf in the event and to the extent of any subsequent determination that the Indemnified Party was not entitled to indemnification hereunder with respect of such claim.

(c)       No public reference to, or description of, the Sub-Adviser or its methodology or work shall be made by the Manager or the Trust, whether in a prospectus, Statement of Additional Information or otherwise, unless the Manager provides the Sub-Adviser with a reasonable opportunity to review any such reference or description prior to the first use of such reference or description..

10.	REPRESENTATIONS AND COVENANTS OF THE SUB-ADVISER.

(a)       The Sub-Adviser represents that the terms of this Agreement do not violate any obligation by which it is bound, whether arising by contract, operation of law, or otherwise, and that it has the power, capacity and authority to enter into this Agreement and to perform in accordance herewith.

(b)       The Sub-Adviser shall immediately notify the Manager in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment Sub-Adviser pursuant to this Agreement; or (2) becomes aware that it the subject of an administrative proceeding or enforcement action by the SEC or any other regulatory authority. The Sub-Adviser further agrees to notify the Manager immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

(c)       The Sub-Adviser agrees to maintain such books and records with respect to its services to the Fund as are required under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Sub-Adviser also agrees that records it maintains and preserves pursuant to Rule 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Trust and will be surrendered promptly to the Trust upon its request. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

(d)       The Sub-Adviser shall provide the Manager with quarterly representations regarding the compliance of its employees with the Sub-Adviser’s code of ethics governing personal securities transactions. The Sub-Adviser shall provide the Manager with copies of any revisions to its code of ethics.

(e)       The Sub-Adviser shall indemnify and hold harmless the Manager, the Fund, their partners, officers, employees and agents and each person, if any, who controls the Manager or Fund within the meaning of any applicable law (each individually an “Indemnified Party”) from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees and other expenses of an Indemnified Party‘s counsel, other than attorneys’ fees and costs in relation to the preparation of this Agreement; each party bearing responsibility for its own such costs and fees), joint or several, (other than liabilities, losses, expenses, attorneys’ fees and costs or damages arising from the failure of the Manager to perform its responsibilities hereunder or claims arising from its acts or failure to act in performing this Agreement) arising from Sub-Adviser’s (or its respective agents and employees) failure to perform its duties and assume its obligations hereunder, including any action or claim against the Manager based on any alleged untrue statement or misstatement of a material fact made or provided in writing by or with the consent of Sub-Adviser contained in any registration statement, prospectus, shareholder report or other information or materials relating to the Fund and shares issued by the Fund, or the failure or alleged failure to state a material fact therein required to be stated in order that the statements therein are not misleading, which fact should have been made known or provided by the Sub-Adviser to the Manager. With respect to any claim for which an Indemnified Party is entitled to indemnity hereunder, the Sub-Adviser shall assume the reasonable expenses and costs (including any reasonable attorneys’ fees and costs) of the Indemnified Party of investigating and/or defending any claim asserted or threatened by any party, subject always to the Sub-Adviser first receiving a written undertaking from the Indemnified Party to repay any amounts paid on its behalf in the event and to the extent of any subsequent determination that the Indemnified Party was not entitled to indemnification hereunder with respect of such claim.

11.	USE OF NAME.

It is understood that the name of the Fund (as it may be changed from time to time while the Sub-Adviser provides services pursuant to this Agreement) or any derivative thereof or logo associated with that name is the valuable property of the Trust and/or its affiliates, and that the Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of the Manager and only so long as the Sub-Adviser is Sub-Adviser to the Trust and/or the Fund. Upon termination of this Agreement, the Sub-Adviser shall forthwith cease to use such name (or derivative or logo).

12.	GOVERNING LAW.

This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws, except to the extent such laws shall be preempted by the 1940 Act or by other applicable laws.

13.	INDEPENDENT CONTRACTOR.

Sub-Adviser shall for all purposes of this Agreement be deemed to be an independent contractor and, except as otherwise expressly provided herein, shall have no authority to act for, bind or represent the Fund in any way or otherwise be deemed to be an agent of the Fund. Likewise, the Fund, the Manager and their affiliates, agents and employees shall not be deemed agents of the Sub-Adviser and shall have no authority to bind the Sub-Adviser.

14.	MISCELLANEOUS.

(a)       The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)       In the event that the Sub-Adviser or Manager is or becomes a party to any action or proceedings in respect of which indemnification may be sought hereunder, the party seeking indemnification shall promptly notify the other party thereof. The party from whom indemnification is sought shall not be liable hereunder for any settlement of any action or claim effected without its written consent, which consent shall not be reasonably withheld.

(c)       This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have each caused this instrument to be signed in duplicate on its behalf, all as of the day and year first above written.

PEAR TREE ADVISORS, INC.

By /s/ Willard L. Umphrey

Willard L. Umphrey

President

CHARTWELL INVESTMENT PARTNERS, LLC

By /s/ Timothy J. Riddle

Its Managing Partner and CEO

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